EX 23

Form 11-K for 2004

File No. 1-8610

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-99359) pertaining to SBC PAYSOP of our report dated June 14, 2005, with respect to the financial statements and supplemental schedules of SBC PAYSOP included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

San Antonio, Texas

June 14, 2005